Pricing Supplement No. 9 dated August 20, 1998                Rule 424(B)(3)
(To Prospectus dated April 1, 1996                            File No. 33-58887
and Prospectus Supplement dated April 1, 1996)

                            Colgate-Palmolive Company

                        Medium-term Notes - Floating Rate

                                    Series C

Principal Amount: $100,000,000       Trade Date:   August 20, 1998
Issue Price:      100%               Original Issue Date:   August 25, 1998
Initial Interest Rate:               Net Proceeds to Issuer:  See "Supplemental
To be determined on August 21, 1998  Plan of Distribution" below.
                                     Agent's Discount or Commission:
                                     See "Supplemental Plan of Distribution"
                                     below.

Stated Maturity Date:      August 25, 1999

Base Rate:
         [     ]  Certificate of Deposit Rate
         [     ]  CMT Rate
         [     ]  Commercial Paper Rate
         [     ]  Eleventh District Cost of Funds Rate
         [  X  ]  LIBOR Telerate:   Page 3750   [    ]  LIBOR Reuters
         [     ]  Prime Rate
         [     ]  Treasury Rate
         [     ]  Other (see attached)

Interest Rate Determination Dates: the second London Business Day
(as defined in the Prospectus Supplement) prior to the applicable Interest Rate Reset Date

Interest Rate Reset Dates:   November 25, 1998, February 25, 1999
                             and May 25, 1999
Interest Rate Reset Period:  Quarterly
Interest Payment Dates:      November 25, 1998, February 25, 1999,
                             May 25, 1999 and August 25, 1999
Index Maturity:              3 month
Index Currency:              US Dollars
Spread (+/-):                - 16 basis points     (- 0.16%)
Spread Multiplier:           N/A
Maximum Interest Rate:
Minimum Interest Rate:

Day Count Convention:
         [ ] 30/360 for the period from  ________ to ________

         [X] Actual/360 for the period from August 25, 1998 to August 25, 1999.

         [     ]  Actual / Actual for the period from ______ to ________

Redemption:

         [ X ] The Notes cannot be redeemed by the Company prior to the Stated Maturity Date.

         [     ] The Notes may be redeemed by the Company prior to the Stated
                 Maturity Date.

                 Initial Redemption Percentage:

                 Annual Redemption Percentage Reduction:      % until Redemption
                        Percentage is 100% of the Principal amount.
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Optional Repayment:

        [ X ]   The Notes cannot be repaid at the option of the holder thereof prior to the Stated Maturity Date.
        [   ]   The Notes can be repaid at the option of the holder thereof prior to the Stated Maturity Date at Optional Repayment Date(s):

                Repayment Price:        %

Currency:

         Specified Currency:        US Dollars
           (If other than US Dollars, see attached.)
         Minimum Denomination: $1,000

         (Applicable only if Specified  Currency is other than US Dollars.)

Original Issue Discount: [   ]      [ X ]   No
         Total amount of OID:
         Yield to Maturity:
         Initial Accrual Period:

Form:    [ X ]    Book-entry      [   ] Certificated

Agent action in the capacity indicated below:
         [   ]   Agent            Principal  [ X ]

If as Principal:
         [ X ] The Notes are being offered at varying prices related to prevailing market prices at the time of resale.

         [   ]   The Notes are  being  offered  at a fixed
                 initial  public  offering  price of 100% of principal amount.

If as Agent:

    The Notes are being offered at a fixed initial public offering price of 100% of principal amount.

[ X ]     Other provisions:                 (see attached)

                           Credit Suisse First Boston


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Use of Proceeds:
---------------
The net proceeds from the sale of the Notes will be used by the Company to retire commercial paper which was issued by the Company for general corporate purposes and working capital. As of August 14, 1998, the Company's outstanding commercial paper had a weighted average interest rate of 5.57% with maturities ranging from 5 to 119 days.

Supplemental Plan of Distribution:
---------------------------------
Under the terms of and subject to the conditions of an agreement, dated August 20, 1998, between Credit Suisse First Boston Corporation and the Company, Credit Suisse First Boston Corporation, acting as principal, has agreed to purchase, and the Company has agreed to sell, the Notes at 100% of their principal amount. The Company has also entered into a swap with an affiliate of Credit Suisse First Boston Corporation in connection with the issuance of the Notes.